CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS
OF
SERIES A-1 AND A-2 CONVERTIBLE PREFERRED STOCK
OF
DESERT HAWK GOLD CORP.

Pursuant to Section 78.1955 of the
Nevada Revised Statutes

The undersigned, Richard Havenstrite, hereby certifies that:

I.            He is the duly elected and acting President of Desert Hawk Gold Corp., a Nevada corporation (the “Corporation”).

II.           The Amended and Restated Articles of Incorporation of the Corporation authorize 10,000,000 shares of preferred stock, $0.001 par value per share (the “Preferred Stock”), of which 958,033 shares were designated as Series A Preferred Stock (the “Series A Preferred Stock”), all of which have been issued.

III.          The following is a true and correct copy of resolutions duly adopted by the Board of Directors of the Corporation (the “Board of Directors”) on May 3, 2011 pursuant to the Amended and Restated Articles of Incorporation (as defined below) and in accordance with the provisions of the Nevada Revised Statutes.

RESOLUTIONS

WHEREAS, the Board of Directors is authorized by § 5.01(B) of the Corporation’s Amended and Restated Articles of Incorporation dated February 28, 2010, filed in the Nevada Secretary of State’s official records on March 1, 2010 (the “Amended and Restated Articles of Incorporation”), to provide out of the unissued shares of Preferred Stock, for series of Preferred Stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the voting power (if any) of such shares of such series, and the preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series.

WHEREAS, the Board of Directors desires, pursuant to its authority as aforesaid, to designate a series of Preferred Stock, set the number of shares constituting such series and fix the preferences, rights, qualifications, limitations and restrictions of such series.

NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors hereby designates a series of Preferred Stock and the number of shares constituting such series and fixes the preferences, rights, qualifications, limitations and restrictions relating to such series as follows:

A.           Designation, Amount, Par Value and Rank.  The series of Preferred Stock shall be designated as the Series A-1 Convertible Preferred Stock (the “Series A-1 Preferred Stock”), and the number of shares so designated shall be 2,500,000 and Series A-2 Convertible Preferred Stock (the “Series A-2 Preferred Stock”), and the number of shares so designated shall be 1,000,000. Except as explicitly set forth herein, the Series A-1 Preferred Stock and the Series A-2 Preferred Stock shall be treated as a single series of stock having the same rights, preferences and privileges.  Each share of Series A-1 Preferred Stock and Series A-2 Preferred Stock shall have a par value of $0.001 per share.  The Series A-1 Preferred Stock and the Series A-2 Preferred Stock shall rank pari passu with the Series A Preferred Stock.

B.           Definitions.  The following capitalized terms shall have the following respective meanings when used in this Certificate of Designations, Preferences and Rights (the “Certificate”), and shall be equally applicable to both the singular and plural forms of the terms defined herein:

“4.9% Cap” has the meaning set forth in Section F(1)(e).

“Affiliate” means, as applied to any Person, any other Person, directly or indirectly, controlling, controlled by, or under common control with, that Person.  The term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, includes the possession, directly or indirectly, of 10% or more of the voting power (or in the case of a Person which is not a corporation, 10% or more of the ownership interest, beneficial or otherwise) of such Person or the power otherwise to direct or cause the direction of the management and policies of that Person, whether through voting, by contract or otherwise.

“Aggregate Convertible Security Consideration” has the meaning set forth in Section F(7)(c)(ii).

“Aggregate Option Consideration” has the meaning set forth in Section F(7)(d)(ii).

“Available Assets” means in the case or a liquidation, dissolution or winding up of the Corporation, the assets and funds of the Corporation that are legally available for distribution to the stockholders of the Corporation, with the value of such assets and funds determined pursuant to Section D hereof.

“Board of Directors” has the meaning set forth in Recital III.

“Certificate” has the meaning set forth in Section B.

“Common Stock” means the common stock, $0.001 par value per share, of the Corporation.

“Common Stock Event” has the meaning set forth in Section F(4).

“Consolidated Net Income” means, with respect to any Person for any period, the net income (loss) of such Person and its consolidated subsidiaries plus non-cash charges and minus capital expenditures, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends.

“Conversion Notice” has the meaning set forth in Section F(1)(b).

“Conversion Price” has the meaning set forth in Section F(1)(a).

“Convertible Securities” has the meaning set forth in Section F(7)(b)(ii).

“Convertible Securities Shares” has the meaning set forth in Section F(7)(c)(i).

“Corporation” has the meaning set forth in Recital I.

“Deemed Series A-1 Issue Price” means $0.70 per each share of Series A-1 Preferred Stock (as adjusted for (i) any combinations, subdivisions, reorganizations and recapitalizations or the like of the Series A-1 Preferred Stock, or (ii) certain dilutive issuances as provided in Section F herein).

“Deemed Series A-2 Issue Price” means $1.00 per each share of Series A-2 Preferred Stock (as adjusted for (i) any combinations, subdivisions, reorganizations and recapitalizations or the like of the Series A-2 Preferred Stock, or (ii) certain dilutive issuances as provided in Section F herein).

 “Effective Price” has the meaning set forth in Section F(7)(b)(iii).

“Equity Compensation Plan” means the Corporation’s 2008 Stock Option/Stock Option Plan, as amended from time to time in accordance with the terms thereof and Section E(2)(d) hereof.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Shares” has the meaning set forth in Section F(7)(b)(i).

“Investment Agreement” means that certain Investment Agreement, dated as of July 14, 2010, entered into by the Corporation and DMRJ Group I, LLC, as amended, amended and restated, modified or supplemented from time to time in accordance with the terms thereof.

“Junior Securities” means any equity securities of the Corporation other than the Series A Preferred Stock and the Series A-1 Preferred Stock and the Series A-2 Preferred Stock.

“Liquidation” has the meaning set forth in Section D(1).

“Majority Preferred A Holders” means those Persons holding more than fifty percent (50%) of the issued and outstanding shares of the Series A Preferred Stock, Series A-1 Preferred Stock and Series A-2 Preferred Stock voting together as a single class on an as-if-converted basis, but separately from any other class of securities.

 “New Securities” has the meaning set forth in Section H(1).

“Option Shares” has the meaning set forth in Section F(7)(d)(i).

“Options” has the meaning set forth in Section F(7)(b)(iv).

“Person” means any individual, partnership (including limited partnership), corporation, limited liability company, association, joint stock company, trust, estate, joint venture, unincorporated organization or governmental entity or department, agency or political subdivision thereof or other entity.

“Preferred Stock” has the meaning set forth in Recital II.

“Preemptive Notice” has the meaning set forth in Section H(2).

“Pro Rata Share” means, with respect to any holder of Common Stock issued or issuable upon conversion of any shares of Series A-1 Preferred Stock and Series A-2 Preferred Stock as of any date of determination, the ratio of the total number of shares of Common Stock issued or issuable upon conversion of such shares of Series A-1 Preferred Stock and Series A-2 Preferred Stock held by such holder to the total number of shares of Common Stock then outstanding on an as-if-converted basis (assuming full conversion of all securities that are convertible into Common Shares without the payment of additional consideration).

“Registration Rights Agreement” means that certain Registration Rights Agreement, dated as of May 3, 2011, between the Corporation and DMRJ Group I, LLC (as the same may be amended, amended and restated, modified or supplemented from time to time in accordance with the terms thereof).

“Rule 144 Affiliate” means any person or entity that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a person or entity, as such terms are used in and construed under Rule 144 under the Securities Act. With respect to a holder of Series A-1 Preferred Stock and Series A-2 Preferred Stock, any investment fund or managed account that is managed on a discretionary basis by the same investment manager as such holder will be deemed to be a Rule 144 Affiliate of such holder.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Series A Preferred Stock” means the Series A Preferred Stock, par value $0.001 per share, of the Corporation.

“Series A Liquidation Preference” has the meaning set forth in the Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock of the Corporation.

“Series A-1 Liquidation Preference” has the meaning set forth in Section D(1)(a).

“Series A-2 Liquidation Preference” has the meaning set forth in Section D(1)(a).

“Series A-1 Liquidation Value” means with respect to each share of Series A-1 Preferred Stock, as of the date of determination, the Deemed Series A-1 Issue Price multiplied by (ii) 10.

“Series A-2 Liquidation Value” means with respect to each share of Series A-2 Preferred Stock, as of the date of determination, the Deemed Series A-2 Issue Price multiplied by (ii) 10.

“Series A-1 Preferred Stock” has the meaning set forth in Section A.

“Series A-2 Preferred Stock” has the meaning set forth in Section A.

“Subsidiary” means, with respect to any entity, any corporation, association or other entity of which securities or other ownership interests representing more than fifty percent (50%) of the ordinary voting power are, at the time as of which any determination is being made, owned or controlled by such entity or one or more Subsidiaries of such entity or by such entity and one or more Subsidiaries of such entity.

“Term Loan Advances” has the meaning set forth in Section 2.01 of the Investment Agreement.

“Trigger Event” means the first occurrence in which the Corporation’s shares of Common Stock have traded on a national securities exchange at a volume weighted average price per share of not less than $5.00 for each day over a period of 30 consecutive calendar days during which period the average trading volume per day shall have been not less than 50,000 shares of Common Stock.

C.           [INTENTIONALLY OMITTED].

D.           Liquidation Rights.

(1)           Liquidation.  In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary (a “Liquidation”), the Available Assets of the Corporation shall be distributed to the stockholders of the Corporation in the following manner and priority (provided that if any Available Assets other than cash are to be distributed to the stockholders of the Corporation, then such non-cash Available Assets shall, to the greatest extent practicable, be distributed ratably, subject to the following priority):

(a)           First, the holders of each share of Series A Preferred Stock, Series A-1 Preferred Stock and Series A-2 Preferred Stock then outstanding shall receive out of the Available Assets and prior and in preference to any payment or distribution (or any setting apart of any payment or distribution) of any Available Assets on any Junior Securities, an amount per share equal to the (i) Series A-2 Liquidation Value with respect to each such share of Series A-2 Preferred Stock (the “Series A-2 Liquidation Preference”), (ii) Series A-1 Liquidation Value with respect to each such share of Series A-1 Preferred Stock (the “Series A-1 Liquidation Preference”), and (iii) Series A Liquidated Preference with respect to each such share of Series A Preferred Stock.  If upon any Liquidation pursuant to this Section D(1) such Available Assets shall be insufficient to permit the holders of Series A Preferred Stock, the Series A-1 Preferred Stock and the Series A-2 Preferred Stock to receive their full liquidation preferences, then such Available Assets shall be distributed ratably among the holders of Series A Preferred Stock, the Series A-1 Preferred Stock and the Series A-2 Preferred Stock in proportion to the full liquidation preferences each such holder is otherwise entitled to receive.

(b)           After distribution to the holders of Series A Preferred Stock, Series A-1 Preferred Stock and Series A-2 Preferred Stock of their full liquidation preferences, the remaining Available Assets, if any, shall be distributed ratably among the holders of the then outstanding Series A Preferred Stock, Series A-1 Preferred Stock and Series A-2 Preferred Stock and Common Stock, based on the number of shares of Common Stock held (or deemed held) by each holder assuming all shares of Series A Preferred Stock, Series A-1 Preferred Stock and Series A-2 Preferred Stock had been converted into shares of Common Stock pursuant to the provisions of Section F of this Certificate immediately prior to such Liquidation.

(c)           The following shall be deemed to be a Liquidation unless otherwise elected by the Majority Preferred A Holders: (i) the consolidation or merger of the Corporation into or with any other entity or entities (except a consolidation or merger into a Subsidiary or merger in which the Corporation is the surviving corporation and the holders of the Corporation’s voting stock outstanding immediately prior to the transaction constitute the holders of a majority of the voting stock outstanding immediately following the transaction), or any transaction or series of related transactions to which the Corporation is a party in which in excess of fifty percent (50%) of the Corporation’s issued and outstanding voting securities are transferred by the holders thereof to one or more acquiring parties in a single transaction or series or related transactions, or (ii) the sale, lease or other disposition, or the exclusive license, by the Corporation or any of its Subsidiaries of all or substantially all its assets in any transaction or series of related transactions.  In the event of any such deemed Liquidation under this Section D(1)(c), all consideration payable to the stockholders of the Corporation in connection with a transaction described in clause (i) above, or all consideration payable to the Corporation and distributable to its stockholders, together with all other available assets of the Corporation (net of obligations owed by the Corporation that are senior to the Preferred Stock), in connection with a transaction described in clause (ii) above, shall be, as applicable, paid by the purchaser or purchasers to the holders of, or distributed by the Corporation in redemption (out of funds legally available therefor) of the Series A Preferred Stock, the Series A-1 Preferred Stock, the Series A-2 Preferred Stock and any Junior Securities in accordance with the preferences and priorities set forth in Section D(1)(a) and (b) above, with such preferences and priorities specifically intended to be applicable in any such transaction described in clauses (i) and (ii) above as if such transaction were a Liquidation.

(d)           In addition to any other notice that may be required by the Nevada Revised Statutes, written notice of any Liquidation or deemed Liquidation stating a payment date and the place where said payments shall be made, shall be given by mail, postage prepaid, or by telephone facsimile to non-U.S. residents, not less than fifteen (15) days prior to the earlier of (i) the stockholders’ meeting called to approve such transaction or (ii) the closing of such transaction, to the holders of record of the Series A-1 Preferred Stock and the Series A-2 Preferred Stock, such notice to be addressed to each such holder at its address as shown by the records of the Corporation.  The first of such notices shall describe all material terms and conditions of the transaction and of Section D of this Certificate (including, without limiting the generality of the foregoing, a description of the value of the consideration, if any being offered to the holders of the Series A-1 Preferred Stock and the Series A-2 Preferred Stock in the transaction and the amount to which such holders would be entitled if such transaction were (as described in Section D(1)(c) hereof) to be deemed a Liquidation of the Corporation) and the Corporation shall thereafter give such holders prompt notice of any material changes to such terms and conditions.  The transaction shall in no event take place sooner than twenty (20) days after the mailing by the Corporation of the first notice provided for herein or sooner than twenty (20) days after the mailing by the Corporation of any notice of material changes as provided for herein; provided that such periods may be reduced upon the written consent of the Majority Preferred A Holders.

(2)           Non-Cash Consideration.  In the event of a Liquidation that will involve the payment or distribution of any Available Assets other than cash (it being understood that the value of all cash shall be equal to the aggregate amount thereof), then the value of such non-cash Available Assets shall be their fair market value as determined in good faith by the Board (and written notice of the valuation of such non-cash Available Assets shall be delivered to each holder of Series A-1 Preferred Stock and each holder of Series A-2 Preferred Stock promptly after the determination thereof by the Board); provided, however, that any Available Assets consisting of securities shall be valued as follows:

(a)           The method of valuation of securities that have been registered under the Securities Act or are otherwise freely tradable without any volume or similar restrictions shall be as follows:

(i)           if the securities are then traded on a national securities exchange or the Nasdaq Stock Market (or a similar national quotation system), then the value shall be deemed to be the average of the closing prices of such securities on such exchange or system over the 30-day period ending three (3) days prior to Liquidation;

(ii)          if the securities are then actively traded over-the-counter, then the value shall be deemed to be the average of the closing bid prices over the 30-day period ending three (3) days prior to Liquidation; and

(iii)         if there is no active public market, then the value shall be the fair market value thereof, as determined in good faith by the Board.

(b)           The valuation of securities that are not freely tradable shall include an appropriate discount from the market value determined as above in subparagraphs (a)(i), (ii) or (iii) of this subsection to reflect the approximate fair market value thereof, as determined in good faith by the Board.

E.           Voting.

(1)           General Voting Provisions.  Each holder of outstanding shares of Series A-1 Preferred Stock and Series A-2 Preferred Stock shall be entitled, at each meeting of stockholders of the Corporation (and with respect to written consents of stockholders in lieu of meetings) with respect to any and all matters presented to the stockholders of the Corporation for their action or consideration, to the number of votes equal to the number of whole shares of Common Stock into which the shares of Series A-1 Preferred Stock and/or the shares of Series A-2 Preferred Stock held by such holder are convertible (as adjusted from time to time pursuant to Section F hereof) immediately after the close of business on the record date fixed for such meeting or the effective date of such written consent.  Except as provided by law, or by the provisions of Section E(2) below, holders of Series A-1 Preferred Stock and the Series A-2 Preferred Stock shall vote on an as-if-converted basis together with the holders Common Stock as a single class.

(2)           Action Requiring Separate Vote of Series A-1 Preferred Stock and the Series A-2 Preferred Stock.  So long as any shares of Series A-1 Preferred Stock or Series A-2  Preferred Stock are outstanding, the Corporation shall not take any action described below in this Section E(2), including by merger, consolidation, reorganization, the reclassification of the rights, preferences and privileges of any then existing class or series of securities or otherwise, without the separate consent of the Majority Preferred A Holders.

(a)           Amendment of Charter and Bylaws.  Amend (whether by merger, consolidation or otherwise) the Corporation’s or any Subsidiary’s certificate or articles of incorporation or bylaws or any certificate of designations including this Certificate or, if not a corporation, other constituent documents (including increasing the number of authorized shares of Series A-1 Preferred Stock, the Series A-2 Preferred Stock or any other class or series of the Corporation’s or any of its Subsidiaries’ capital stock), or otherwise alter or change the rights, preferences or privileges of the Corporation’s capital stock;

(b)           [INTENTIONALLY OMITTED]

(c)           Principal Business.  Enter into, or permit any Subsidiary to enter into, the ownership, management or operation of any business other than the business of the ownership or lease of mining reserves or properties or interests therein (or properties or rights incidental thereto) and the mining of such properties or interests (and activities incidental thereto) and, so long as any indebtedness remains outstanding under the Investment Agreement, enter into or permit any Subsidiary to enter into any activities other than those described in the Corporation’s business plan delivered under or pursuant to, and approved by the lender under, the Investment Agreement;

(d)           Incentive Compensation.  Adopt any stock option or stock-based incentive plan, excluding the Equity Compensation Plan, or amend, supplement or modify any stock option or stock-based incentive plan, including the Equity Compensation Plan;

(e)           Redemption.  Directly or indirectly redeem, retire, purchase or otherwise acquire, or permit any of its Subsidiaries to directly or indirectly redeem, retire, purchase or otherwise acquire, any of the Corporation’s or such Subsidiary’s securities;

(f)           Merger or Sale of Assets.  Enter into, or permit any of its Subsidiaries to enter into, any agreement with respect to (i) any merger, consolidation, sale, license or transfer of any assets (other than the sale or license of assets in the ordinary course of business) of the Corporation or such Subsidiary, or (ii) pledge or grant a security interest in or lien on any assets of the Corporation or such Subsidiary other than as required pursuant to the Investment Agreement;

(g)           Acquisitions.  Enter into, or permit any Subsidiary to enter into, directly or indirectly in one or a series of related transactions, (i) any agreement or arrangement for the acquisition of capital stock (or other securities or rights convertible into or exchangeable for capital stock) or a substantial portion of the assets of any other entity, or (ii) any joint venture, strategic alliance or similar transaction;

(h)           Dividends.  Directly or indirectly, declare or pay any dividends on its capital stock or otherwise make any distributions on its equity securities or permit any of its Subsidiaries (other than direct or indirect wholly owned Subsidiaries) to declare or pay any dividends on its capital stock or otherwise make any distributions on its equity securities;

(i)           Issuance of Equity.  Authorize, issue, or enter into, or permit any Subsidiary to authorize, issue or enter into, any agreement providing for the issuance (contingent or otherwise) of (i) any notes or debt securities containing equity features, including, but not limited to, any notes or debt securities convertible into or exchangeable for equity securities or containing profit participation features, (ii) any equity securities (or any securities convertible into or exchangeable or exercisable for any equity securities), except for any Excluded Shares, or (iii) any capital appreciation or profit participation rights, including stock appreciation rights;

(j)           Insider Transactions. Directly or indirectly enter into or amend, or permit any Subsidiary to enter into or amend, any transaction, commitment or arrangement with any officer, director or stockholder of the Corporation (or any individual related by blood, marriage or adoption to such officer, director or stockholder), any of their respective Affiliates, or any entity in which any officer, director or stockholder of the Corporation (or any individual  related by blood, marriage or adoption to such officer, director or stockholder) or any of their respective Affiliates may have an interest, other than any publicly traded entity of which such officer, director or stockholder (or any individual  related by blood, marriage or adoption to such officer, director or stockholder) owns not more than five percent (5%) of the outstanding equity securities and other than as provided by subclause (i) or (ii) or the proviso to paragraph (k) below; provided, however, that nothing in this paragraph (j) shall be deemed to prohibit employment transactions between the Corporation and any party designated in this paragraph (j) or payment of compensation for services performed by such parties, if, in each case, such transactions or payments are made in the ordinary course of business consistent with the Corporation’s past practices;

(k)           Affiliate Transactions.  Enter into or amend, or permit any Subsidiary to enter into or amend, any transaction with any of the Affiliates of the Corporation or such Subsidiary, except (i) for payment of customary salary for services of employees rendered in the ordinary course, or (ii) for other standard employee benefit programs made generally available to all employees; provided, however, that nothing in this paragraph (k) shall be deemed to prohibit transactions between the Corporation and its wholly owned Subsidiaries or between such Subsidiaries;

(l)           Wholly Owned Subsidiaries.  Create any Subsidiary, other than a direct or indirect wholly owned Subsidiary to which no material assets of the Corporation shall be transferred, assigned or contributed, or permit any Subsidiary to do any of the same;

(m)           Liquidation.  Voluntarily dissolve, liquidate, effect any recapitalization or reorganization, or file any voluntary petition under bankruptcy or insolvency law or enter into any assignment for the benefit of creditors, or permit any of its Subsidiaries to effect any of the same;

(n)           Indebtedness.  Create, incur, assume or suffer to exist, or permit the Corporation and its Subsidiaries, taken as a whole, to create, incur, assume or suffer to exist, any indebtedness in an aggregate amount at any time outstanding in excess of $500,000, other than (i) trade payables in the ordinary course of business, (ii) the indebtedness created under the Investment Agreement, and (iii) up to $600,000 in aggregate principal amount of indebtedness created under those certain 15% Convertible Promissory Notes issued by the Corporation on November 30, 2009, as such notes have been amended and restated on or before July 14, 2010;

(o)           Number of Directors. Fix or change the number of directors set in any resolution of the Board;

(p)           Loans.  Make, or permit any Subsidiary to make, any loans or advances to, or guarantees for the benefit of, any Person, other than travel advances to employees and other ordinary course advances to employees for business expenses not to exceed, in the aggregate with respect to the Corporation and its Subsidiaries taken as a whole, $15,000 at any one time outstanding;

(q)           Auditors.  Change the Corporation’s independent public accountants;

(r)           [INTENTIONALLY OMITTED];

(s)           Granting of Other Rights.  Grant or award, or permit any Subsidiary to grant or award, to any Person any registration rights, preemptive rights, anti-dilution rights or redemption or repurchase rights with respect to any securities of the Corporation or such Subsidiary, other than such rights granted or awarded pursuant to the Registration Rights Agreement; provided, however, that nothing in this paragraph (s) shall prohibit the Corporation from (i) granting piggyback registration rights with respect to any securities permitted to be issued by the Corporation after the date of this Certificate so long as such piggyback registration rights are in each case subordinate to the registration rights granted to the holders of the Corporation’s securities pursuant to and under the Registration Rights Agreement, or (ii) registering securities on Form S-8 promulgated by the Securities and Exchange Commission; or

(t)           Key Man Policies.  Borrow against, pledge, assign, modify, cancel or surrender any key man insurance policy maintained by or for the benefit of the Corporation.

(3)           Election of Directors.  The holders of record of the shares of Series A-1 Preferred Stock and Series A-2 Preferred Stock, voting together as a single class but exclusively and as a separate class with respect to any other class, shall be entitled to elect two (2) directors of the Board (the “Series A-1 Directors”) at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors, to remove any Series A-1 Directors elected pursuant to this Section E(3) and to fill any vacancy caused by the death, resignation or removal of such Series A-1 Directors.

F.           CONVERSION RIGHTS.  The issued and outstanding shares of Series A-1 Preferred Stock and Series A-2 Preferred Stock shall be convertible into Common Stock as follows:

(1)           Optional Conversion.   Subject to the provisions of paragraph (e) of this Section F(1):

(a)           Each share of Series A-1 Preferred Stock and Series A-2 Preferred Stock shall be convertible, without the payment of any additional consideration, at the option of the holder thereof, at any time and from time to time, into that number of fully paid and nonassessable shares of Common Stock equal to (i) with respect to the Series A-1 Preferred Stock (A) ten (10) times the Deemed Series A-1 Issue Price for such Series A-1 Preferred Stock divided by (B) the conversion price for such Series A-1 Preferred Stock that is in effect at the time of conversion as determined pursuant to this Section F (the “Series A-1 Conversion Price”), and (ii) with respect to the Series A-2 Preferred Stock (A) ten (10) times the Deemed Series A-2 Issue Price for such Series A-2 Preferred Stock divided by (B) the conversion price for such Series A-2 Preferred Stock that is in effect at the time of conversion as determined pursuant to this Section F (the “Series A-2 Conversion Price”), (the Series A-1 Conversion Price and the Series A-2 Conversion Price may collectively be referred to as the “Conversion Price”).

(b)           Each holder of Series A-1 Preferred Stock and Series A-2 Preferred Stock who elects to convert the same into shares of Common Stock shall surrender the certificate or certificates therefor (or the affidavit and indemnification referred to in Section I(2) of this Certificate with respect thereto in the event such certificate(s) has been lost, stolen or mutilated), duly endorsed or accompanied by duly endorsed stock powers, at the office of the Corporation or any transfer agent for the holders of the Series A-1 Preferred Stock and the Series A-2  Preferred Stock or Common Stock, and shall give written notice to the Corporation at such office that such holder elects to convert the same and shall state therein the number of shares of Series A-1 Preferred Stock or Series A-2 Preferred Stock being converted (the “Conversion Notice”).  Thereupon the Corporation shall promptly (but in any event within five (5) business days) issue and deliver, or cause to be issued and delivered, to such holder, at no cost to such holder, (i) a certificate or certificates for the number of shares of Common Stock to which such holder is entitled upon such conversion and (ii) a certificate, executed by the Chief Financial Officer of the Corporation (or, if none, more senior officer of the Corporation), setting forth in reasonable detail the Conversion Price utilized for such conversion and the method used for calculating the Conversion Price.  Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the certificate or certificates representing the shares of Series A-1 Preferred Stock or Series A-2 Preferred Stock (or the affidavit and indemnification referred to in Section I(2) of this Certificate with respect thereto) to be converted, and the Person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date and the rights of the holder with respect to such Series A-1 Preferred Stock and/or Series A-2 Preferred Stock so converted shall cease.  In case the number of shares of Series A-1 Preferred Stock or Series A-2 Preferred Stock represented by the certificate or certificates surrendered pursuant to this Section F(1)(b) exceeds the number of shares of Series A-1 Preferred Stock or Series A-2 Preferred Stock so converted (including on account of the provisions of Section F(1)(e)), the Corporation shall, upon such conversion, issue and deliver, or cause to be issued and delivered, to the holder thereof, at the expense of the Corporation, a new certificate or certificates for the number of shares of Series A-1 Preferred Stock and Series A-2 represented by the certificate or certificates surrendered that are not to be converted.  Notwithstanding the foregoing, if a conversion of Series A-1 Preferred Stock or Series A-2 Preferred Stock is to be made in connection with any transaction affecting the Corporation, the holder may indicate in the Conversion Notice that the holder’s election to convert pursuant to this Section F(1) is contingent on the consummation of such transaction, in which case such conversion shall not be deemed to be effective unless and until such transaction has been consummated.

(c)           The Corporation will not close its books against the transfer of shares of Series A-1 Preferred Stock, Series A-2 Preferred Stock or of Common Stock issued or issuable upon conversion thereof as provided herein in any manner which interferes with the timely conversion of the Series A-1 Preferred Stock or the Series A-2 Preferred Stock.

(d)           The Corporation shall pay any and all issue taxes and other taxes and costs that may be payable in respect of the issuance or delivery of shares of Common Stock upon conversion of shares of Series A-1 Preferred Stock or Series A-2 Preferred Stock.  All shares of Common Stock which are issuable upon conversion of shares of Series A-1 Preferred Stock or Series A-2 Preferred Stock, when issued, will be duly and validly issued and free from all taxes, liens, encumbrances and charges.  The Corporation shall take all such actions as may be necessary to assure that all shares of Common Stock may be so issued without violation of any applicable law or governmental regulation.

(e)           Notwithstanding anything herein to the contrary, the Corporation shall not issue to any holder of Series A-1 Preferred Stock or Series A-2 Preferred Stock, and any such holder may not acquire, a number of shares of Common Stock upon conversion of shares of Series A-1 Preferred Stock and/or Series A-2 Preferred Stock pursuant to this Section F(1) to the extent that, upon such conversion, the number of shares of Common Stock then beneficially owned by the holder and its Rule 144 Affiliates and any other persons or entities whose beneficial ownership of Common Stock would be aggregated with the holder’s for purposes of Section 13(d) of the Exchange Act (including shares held by any “group” of which the holder is a member, but excluding shares beneficially owned by virtue of the ownership of securities or rights to acquire securities that have limitations on the right to convert, exercise or purchase similar to the limitation set forth herein) would exceed 4.9% of the total number of shares of Common Stock then issued and outstanding (the “4.9% Cap”), provided, however, that the 4.9% Cap shall only apply to the extent that the Common Stock is deemed to constitute an “equity security” pursuant to Rule 13d-1(i) promulgated under the Exchange Act. For purposes hereof, “group” has the meaning set forth in Section 13(d) of the Exchange Act and applicable regulations of the SEC, and the percentage held by the holder shall be determined in a manner consistent with the provisions of Section 13(d) of the Exchange Act. Upon the written request of a holder of Series A-1 Preferred Stock or Series A-2 Preferred Stock, the Corporation shall, within one (1) business day, confirm orally and in writing to such holder the number of shares of Common Stock then outstanding.

(2)           [INTENTIONALLY OMITTED]

(3)           Initial Conversion Price.  The initial Series A-1 Conversion Price shall be $0.70.  The initial Series A-2 Conversion Price shall be $1.00.  The Series A-1 Conversion Price and the Series A-2 Conversion Price shall be subject to adjustment from time to time as provided below.

(4)           Adjustment Upon Common Stock Event.  Upon the happening of a Common Stock Event (as defined below), the Series A-1 Conversion Price and the Series A-2 Conversion Price shall, simultaneously with the happening of such Common Stock Event, be adjusted by multiplying the Series A-1 Conversion Price and the Series A-2 Conversion Price, respectively in effect immediately prior to such Common Stock Event by a fraction, (i) the numerator of which shall be the number of shares of Common Stock issued and outstanding immediately prior to such Common Stock Event and (ii) the denominator of which shall be the number of shares of Common Stock issued and outstanding immediately after such Common Stock Event, and the product so obtained shall hereafter be the Conversion Price for such Series A-1 Preferred Stock and Series A-2 Preferred Stock respectively.  The Series A-1 Conversion Price and the Series A-2 Conversion Price shall be readjusted in the same manner upon the happening of each subsequent Common Stock Event.  As used herein, the term “Common Stock Event” shall mean (i) a subdivision of the issued and outstanding shares of Common Stock into a greater number of shares of Common Stock or (ii) a combination of the issued and outstanding shares of Common Stock into a smaller number of shares of Common Stock or (iii) a declaration of a dividend or another distribution upon the Common Stock payable in shares of Common Stock.

(5)           Adjustment for Reclassification, Exchange and Substitution.  If at any time or from time to time Common Stock issuable upon the conversion of the Series A-1 Preferred Stock the Series A-2 Preferred Stock is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than by a Common Stock Event or a reorganization, merger, consolidation or sale of assets provided for elsewhere in this Section F), then in any such event each holder of Series A-1 Preferred Stock or Series A-2 Preferred Stock shall have the right hereafter to convert such Series A-1 Preferred Stock or Series A-2 Preferred Stock, respectively, into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the number of shares of Common Stock into which such shares of Series A-1 Preferred Stock or Series A-2 Preferred Stock could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.

(6)           Adjustment for Reorganizations, Mergers or Consolidations.  If at any time or from time to time there is a capital reorganization of the Common Stock or the merger or consolidation of the Corporation with or into another corporation or other Person (other than in the case of a recapitalization, subdivision, combination, reclassification, exchange or substitution of shares provided for elsewhere in this Section F), as a part of such capital reorganization, merger or consolidation, provision shall be made so that the holders of the Series A-1 Preferred Stock and the Series A-2 Preferred Stock shall thereafter be entitled to receive upon conversion of the Series A-1 Preferred Stock or the Series A-2 Preferred Stock, respectively, the number of shares of stock, other securities, assets or property of the Person to which such holder would have been entitled in connection with such capital reorganization, merger or consolidation if such holder had converted its Series A-1 Preferred Stock or Series A-2 Preferred Stock into shares of Common Stock immediately prior to such capital reorganization, merger or consolidation.  In any such case, appropriate adjustment shall be made in the application of the provisions of this Section F with respect to the rights of the holders of Series A-1 Preferred Stock or the holders of Series A-2 Preferred Stock after the capital reorganization to the end that the provisions of this Section F (including adjustment of the Series A-1 Conversion Price or the Series A-2 Conversion Price, as the case may be, then in effect and the number of shares issuable upon conversion of the Series A-1 Preferred Stock or the Series A-2 Preferred Stock) shall be applicable after that event and be as nearly equivalent as practicable.  The provisions of this Section F(6) shall similarly apply to successive capital reorganizations, mergers or consolidations.

(7)           Adjustment of the Series A-1 Preferred Stock Conversion Price and the Series A-2 Preferred Stock Conversion Price for Dilutive Events.

(a)           Adjustment.

(i)           If at any time or from time to time after April 21, 2011, the Corporation issues or sells (i) shares of Common Stock or other shares of capital stock of the Corporation, whether now authorized or not and whether or not subsequently reacquired or retired by the Corporation, (ii) Convertible Securities (as defined below) or (iii) Options (as defined below), other than (x) Excluded Shares or (y) in connection with a Common Stock Event as provided in Section F(4) of this Certificate, a recapitalization, reclassification or other change as provided in Section F(5) of this Certificate or a capital reorganization or merger or consolidation as provided in Section F(6) of this Certificate, for no consideration or for an Effective Price (as defined below) that is less than the Series A-1 Conversion Price, in effect immediately prior to such issue or sale, then, and in each such case affecting the Series A-1 Preferred Stock, the Series A-1 Conversion Price shall be reduced, as of the close of business on the date of such issue or sale, to such Effective Price; provided, however, that any shares of Common Stock or other shares of capital stock of the Corporation, Convertible Securities or Options issued or sold without consideration shall be deemed to have been issued or sold for $0.001 per share.

(ii)           If at any time or from time to time after April 21, 2011, the Corporation issues or sells (i) shares of Common Stock or other shares of capital stock of the Corporation, whether now authorized or not and whether or not subsequently reacquired or retired by the Corporation, (ii) Convertible Securities or (iii) Options, other than (x) Excluded Shares or (y) in connection with a Common Stock Event as provided in Section F(4) of this Certificate, a recapitalization, reclassification or other change as provided in Section F(5) of this Certificate or a capital reorganization or merger or consolidation as provided in Section F(6) of this Certificate, for no consideration or for an Effective Price (as defined below) that is less than the Series A-2 Conversion Price, in effect immediately prior to such issue or sale, then, and in each such case affecting the Series A-2 Preferred Stock, the Series A-2 Conversion Price shall be reduced, as of the close of business on the date of such issue or sale, to such Effective Price; provided, however, that any shares of Common Stock or other shares of capital stock of the Corporation, Convertible Securities or Options issued or sold without consideration shall be deemed to have been issued or sold for $0.001 per share.

(b)           Certain Definitions.  For the purpose of making any adjustment required under this Section F(7):

(i)           “Excluded Shares” means:

(A)           shares of Series A Preferred Stock or Series A-2 Preferred Stock issued on or prior to April 21, 2011;

(B)           shares of Common Stock issued upon conversion of the Series A Preferred Stock, the Series A-1 Preferred Stock and the Series A-2 Preferred Stock;

(C)           857,143 shares of Common Stock issuable upon conversion of the Corporation’s outstanding 15% Convertible Promissory Notes, dated November 30, 2009, in the initial aggregate principal amount outstanding of $600,000, as such promissory notes have been amended and restated on or before July 14, 2010, together with up to 150,000 shares of Common Stock issuable thereunder for future interest;

(D)           options and shares of Common Stock granted under the Equity Compensation Plan and shares of Common Stock issued upon exercise of options granted under the Equity Compensation Plan; provided, however, that (1) the aggregate number of shares of Common Stock so granted, together with the aggregate number of shares of Common Stock issued or issuable upon conversion of any options so granted, or issued upon the exercise of such options shall not exceed 1,700,000 shares of Common Stock and (2) the purchase price of each share of Common Stock or exercise price of each option shall not be lower than $1.00; and

(E)           (i)100,000 shares to be issued under the Equity Compensation Plan to Robert Jorgensen as a bonus for services rendered in connection with the organization of the Company, (ii) 100,000 shares to be issued under the Equity Compensation Plan to Eric Moe as a bonus for services rendered in connection with the organization of the Company and (iii) 138,000 shares to be issued under the Equity Compensation Plan to Robert Jorgensen to satisfy in full all outstanding obligations of the Company under Robert Jorgensen’s employment agreement with the Company.”

(ii)           “Convertible Securities” means stock or other securities convertible into or exchangeable or exercisable for shares of Common Stock.

(iii)           “Effective Price" means (x) with respect to shares of Common Stock or other shares of capital stock of the Corporation, the quotient determined by dividing (A) the consideration received by the Corporation for the issuance of such shares of Common Stock or other shares of capital stock of the Corporation by (B) the total number of shares of Common Stock or other shares of capital stock of the Corporation issued or sold by the Corporation; (y) with respect to Convertible Securities, the quotient determined by dividing (A) the Aggregate Convertible Security Consideration deemed to have been received by the Corporation for the issuance of such Convertible Securities pursuant to Section F(7)(c) of this Certificate by (B) the Convertible Securities Shares deemed to have been issued and sold by the Corporation pursuant to Section F(7)(c) of this Certificate; and (z) with respect to Options, the quotient determined by dividing (A) the Aggregate Option Consideration deemed to have been received by the Corporation for the issuance of such Options pursuant to Section F(7)(d) of this Certificate by (B) the Option Shares deemed to have been issued and sold by the Corporation pursuant to Section F(7)(d) of this Certificate.

(iv)           “Options” shall mean warrants, options or other rights to purchase or acquire shares of Common Stock or Convertible Securities.

(c)           Issuance of Convertible Securities.  If the Corporation in any manner issues or sells any Convertible Securities, then (i) the total maximum number of shares of Common Stock issuable upon conversion or exchange of such Convertible Securities will be deemed to be the “Convertible Securities Shares” issued and sold by the Corporation, and (ii) the “Aggregate Convertible Security Consideration” deemed to be received in connection with the deemed issuance and sale of such Convertible Securities Shares shall be an amount equal to the consideration received by the Corporation as consideration for the issue or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the conversion or exchange thereof.

(d)           Issuance of Options.  If the Corporation in any manner grants any Options, then (i) the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon conversion or exchange of the maximum number of Convertible Securities issuable upon the exercise of such Options will be deemed to be the “Option Shares” issued and sold by the Corporation, and (ii) the “Aggregate Option Consideration” deemed to be received by the Corporation in connection with the deemed issuance and sale of such Option Shares shall be an amount equal to the consideration received, if any, by the Corporation as consideration for the granting of such Options, plus the minimum amount of additional aggregate consideration payable to the Corporation upon exercise of all such Options, plus in the case of such Options which relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the issuance or sale of such Convertible Securities and the conversion or exchange thereof.

(e)           Change in Option Price or Conversion Rate.  If at any time there is a change in (i) the exercise price provided for in any Options, (ii) the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities, or (iii) the rate at which any Convertible Securities are convertible into or exchangeable for shares of Common Stock, then the Conversion Price in effect at the time of such change will be readjusted to the Conversion Price which would have been in effect had those Options or Convertible Securities provided for such changed purchase price, additional consideration or changed conversion rate, as the case may be, at the time such Options or Convertible Securities were initially granted, issued or sold.

(f)           No Further Adjustment.  No further adjustment of the Conversion Price shall be made (i) with respect to Convertible Securities described in Section F(7)(c) of this Certificate for which adjustments to the Conversion Price have otherwise been made pursuant to this Section F(7) when shares of Common Stock are actually issued upon the conversion or exchange of any such Convertible Securities, or (ii) with respect to Options described in Section F(7)(d) of this Certificate for which adjustments to the Conversion Price have otherwise been made pursuant to this Section F(7) when shares of Common Stock are actually issued upon the exercise of such Options, or when convertible securities are actually issued upon the exercise of such option or when shares of Common Stock are actually issued upon the conversion or exchange of any such Convertible Securities.

(g)           Re-Adjustment.  If any such Options or the conversion rights represented by any such Convertible Securities shall expire without having been fully exercised, then the Conversion Price as adjusted upon the issuance of such Options or Convertible Securities shall be readjusted to the Conversion Price which would have been in effect had an adjustment been made on the basis that the only shares of Common Stock so issued were the shares of Common Stock, if any, that were actually issued or sold on the exercise of such Options or rights of conversion or exchange of such Convertible Securities, and such shares of Common Stock, if any, were issued or sold for the consideration actually received by the Corporation upon such exercise, plus the consideration, if any, actually received by the Corporation for the granting of all such Options, whether or not exercised, plus the consideration received for issuing or selling all such Convertible Securities actually converted or exchanged, plus the consideration, if any, actually received by the Corporation (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) on the conversion or exchange of such Convertible Securities.

(h)           Amendment to the Certificate.  In the case of any amendment to the Certificate to change the designation of the Common Stock or the rights, privileges, restrictions or conditions in respect to the Common Stock or subdivision (by any stock split, stock dividend, recapitalization or otherwise) of the Common Stock, the Series A-1 Preferred Stock and the Series A-2 Preferred Stock shall be adjusted so as to provide that upon conversion thereof the holder shall receive, in lieu of shares of Common Stock theretofore issuable upon such conversion, the kind and amount of shares, other securities, money and property receivable upon such designation, change or subdivision (by any stock split, stock dividend, recapitalization or otherwise) by such holder had such holder converted such holder’s shares of Series A-1 Preferred Stock or, as the case may be the shares of Series A-2 Preferred Stock into Common Stock in accordance with Section F(1) immediately prior to such designation, change or subdivision (by any stock split, stock dividend, recapitalization or otherwise).  The Series A-1 Preferred Stock and/or the Series A-2 Preferred Stock shall be deemed thereafter to provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustment provided for in this Section F.  The provision of this paragraph (h) shall apply in the same manner to successive reclassification, changes, consolidations and mergers.

(i)           Other Adjustments.  If the Corporation takes any other action in respect of any securities to which the provisions of this Section F(7) are not strictly applicable or if strictly applicable would not fairly protect the rights of the holders of the Series A-1 Preferred Stock and/or the Series A-2 Preferred Stock (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features), then the Board in good faith shall propose an appropriate adjustment of the Series A-1 Conversion Price and/or the Series A-2 Conversion Price, as the case may be, in accordance with such essential intent and principles, so as to protect such rights as aforesaid.  If the Majority Preferred A Holders believe that any such action warranting an adjustment has occurred, then they may by written request to the Board request that an adjustment be made.  In either event, the Board shall give each holder of Series A-1 Preferred Stock and the Series A-2 Preferred Stock written notice within ten (10) days after the taking of any action by the Board pursuant to this Section F(7)(i) or within forty-five (45) days after receiving such written request from the Majority Preferred A Holders, describing any such adjustment in reasonable detail and, if no adjustment is made, the reason therefor.  If, within thirty (30) days after receipt of said notice from the Board, the Majority Preferred A Holders shall notify the Board in writing of their objection to such determination, a determination of the disputed adjustment to the Series A-1 Conversion Price or the Series A-2 Conversion Price shall be made by arbitration in accordance with the then effective commercial rules of the American Arbitration Association, by an arbitrator in the State of New York.  In no event shall any such adjustment have the effect of increasing or decreasing the Series A-1 Conversion Price or the Series A-2 Conversion Price that has already been increased or decreased pursuant to any of the other provisions of this Section F(7).

(j)           Calculation of Consideration.  For purposes of determining the adjusted Conversion Price under this Section F(7), (A) if any shares of Common Stock or other shares of capital stock of the Corporation, Convertible Securities or Options are issued or sold for cash, the consideration received or deemed to be received by the Corporation therefor will be deemed to be the net amount received or to be received by the Corporation therefor and (B) if any shares of Common Stock or other shares of capital stock of the Corporation, Convertible Securities or Options are issued or sold for a consideration other than cash, the consideration other than cash received or deemed to be received by the Corporation therefor will be deemed to be the fair market value of such consideration received or to be received by the Corporation therefor, as determined in good faith by the Board; provided that any securities shall be valued as provided in Section D(2) of this Certificate.  In case any Option is issued in connection with the issuance or sale of other securities of the Corporation, together comprising one integrated transaction in which no specific consideration is allocated to such Option by the parties thereto, the Option will be deemed to have been issued for a consideration of $0.01.

(8)           Certificate of Adjustment.  In each case of an adjustment or readjustment of the Series A-1 Conversion Price or the Series A-2 Conversion Price, the Corporation, at its expense, shall cause its Chief Financial Officer or Chief Executive Officer to compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of shares of Series A-1 Preferred Stock and shares of Series A-2 Preferred Stock at the holder’s address as shown in the Corporation’s books.

(9)           Fractional Shares.  No fractional shares of Common Stock shall be issued upon any conversion of Series A-1 Preferred Stock or the Series A-2 Preferred Stock.  In lieu of any fractional share to which the holder would otherwise be entitled, the Corporation, to the extent sufficient funds are legally available to make such payment on the date of such conversion, shall pay such holder cash equal to the product of such fraction multiplied by the Common Stock’s fair market value as determined in good faith by the Board as of the date of conversion.  If the Corporation has insufficient funds legally available to pay cash for any fractional share, when additional funds of the Corporation are legally available for the payment of cash for any fractional share, payment for such fractional share shall be made in accordance with the provision set forth above.

(10)           Reservation of Stock Issuable Upon Conversion.  The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Series A-1 Preferred Stock and the shares of Series A-2 Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all issued and outstanding shares of Series A-1 Preferred Stock and the issued and outstanding shares of Series A-2 Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all of the then issued and outstanding shares of Series A-1 Preferred Stock and all of the then issued and outstanding shares of Series A-2 Preferred Stock, the Corporation will take such corporate action as shall be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

G.           Other Securities.  Subject to any limitations contained in this Certificate of Designations and the Corporation’s Articles of Incorporation, the Board of Directors of the Corporation reserves the right to establish additional classes and/or series of capital stock of the Corporation and to designate the preferences, limitations and relative rights of any such classes and/or series; provided, however, that no such class and/or series may have preferences, limitations and relative rights which are superior to or senior to the preferences, limitations and relative rights granted to the holders of the Series A-1 Preferred Stock or to the holders of the Series A-2 Preferred Stock.

H.           Preemptive Rights.  The Corporation hereby grants to each holder of Series A-1 Preferred Stock and to each holder of Series A-2 Preferred Stock the right to purchase up to such holder’s Pro Rata Share of all (or any part of) New Securities (as defined in this Section H) which the Corporation may, from time to time, propose to sell and issue.  Each holder of Series A-1 Preferred Stock or Series A-2 Preferred Stock shall have a right of over-allotment, such that if any holder of Series A-1 Preferred Stock or Series A-2 Preferred Stock fails to exercise its right hereunder to purchase its Pro Rata Share of New Securities, the other holders of Series A-1 Preferred Stock Series A-2 Preferred Stock, respectively, may purchase the non-purchasing holder’s portion on a pro rata basis within fifteen (15) business days from the date of receipt of notice from the Corporation that such non-purchasing holder shall have failed to exercise its right hereunder to purchase its Pro Rata Share of New Securities.  The preemptive rights granted to the holders of Series A-1 Preferred Stock and to the holders of the Series A-2 Preferred Stock shall be subject to the following provisions:

(1)           Definition of New Securities.  “New Securities” shall mean any capital stock of the Corporation whether now authorized or not, and rights, options or warrants to purchase capital stock, and securities of any type whatsoever that are, or may become, convertible into or exchangeable for capital stock; provided that the term “New Securities” does not include Excluded Shares.

(2)           Notice of Issuance of New Securities; Acceptance.  In the event the Corporation proposes to undertake an issuance of New Securities, it shall give each holder of Series A-1 Preferred Stock and Series A-2 Preferred Stock written notice (the “Preemptive Notice”) of its intention, describing the type of New Securities, the price and the general terms upon which the Corporation proposes to issue the same (including whether such New Securities will be issued in more than one tranche and a general description of any conditions precedent to such issuance).  Each holder of Series A-1 Preferred Stock and/or Series A-2 Preferred Stock shall have thirty (30) days from the date of receipt of any such Preemptive Notice to agree to purchase up to the holder’s Pro Rata Share of such New Securities (subject to the over-allotment provisions specified above) for the price and upon the general terms specified in the Preemptive Notice by giving written notice to the Corporation and stating therein the quantity of New Securities to be purchased.

(3)           Right of Corporation to Proceed with Issuance.  In the event any holder of Series A-1 Preferred Stock and/or Series A-2 Preferred Stock fails to exercise its preemptive rights hereunder within such 30-day period and after the expiration of the 15-business day period for the exercise of the over-allotment provisions specified above, the Corporation shall have ninety (90) days thereafter to sell or enter into an agreement (pursuant to which the sale of New Securities covered thereby shall be closed, if at all, within thirty (30) days from the date of such agreement) to sell the New Securities as to which the option granted to such holder of the Series A-1 Preferred Stock and/or the Series A-2 Preferred Stock was not exercised, at a price and upon general terms no more favorable to the purchaser thereof than specified in the Preemptive Notice.  In the event the Corporation has not sold within such 90-day period or entered into an agreement to sell the New Securities within such 90-day period (or sold and issued New Securities in accordance with the foregoing within thirty (30) days from the date of such agreement), the Corporation shall not thereafter issue or sell any New Securities without first offering such securities to the holders of Series A-1 Preferred Stock and to the holders of the Series A-2 Preferred Stock in the manner provided in this Section H.

(4)           Termination of Right.  The preemptive rights granted pursuant to this Section H shall expire upon the valid delivery of a written notice advising each holder of the Series A-1 Preferred Stock and the Series A-2 Preferred Stock of the occurrence of a Trigger Event.

(5)           Rights Transferable.  The preemptive rights set forth in this Section H shall be transferred automatically to any subsequent holder of Series A-1 Preferred Stock or Series A-2 Preferred Stock and, in addition, (i) such right is assignable by each holder of Series A-1 Preferred Stock or Series A-2 Preferred Stock to any wholly-owned subsidiary or parent of, or to any corporation or entity which is an Affiliate of, such holder of Series A-1 Preferred Stock or, as the case may be, such holder of Series A-2 Preferred Stock, (ii) such right is assignable by each holder of Series A-1 Preferred Stock or Series A-2 Preferred Stock which is a partnership or limited liability company to its direct or indirect partners or members, (iii) such right is assignable between and among any of the holders of Series A-1 Preferred Stock or Series A-2 Preferred Stock, and (iv) if applicable, upon the death of a holder of Series A-1 Preferred Stock and/or Series A-2 Preferred Stock such right shall pass to the beneficiaries under the deceased holder’s last will and testament or to the distributees of the deceased holder’s estate.  The ability of an assignee of the preemptive rights granted by this Section H to exercise such rights shall be contingent upon the execution by such assignee of any and all agreements relating to ownership of the New Securities as are entered into by the purchasers thereof or to which the New Securities are subject by virtue of the prior execution thereof by such purchasers.

I.            Miscellaneous.

(1)           Registration of Transfer.  The Corporation will keep at its principal office a register for the registration of shares of Series A-1 Preferred Stock and Series A-2 Preferred Stock.  Upon the surrender of any certificate representing Series A-1 Preferred Stock or Series A-2 Preferred Stock at such place, the Corporation will, at the request of the record holder of such certificate, execute and deliver (at the Corporation’s expense) a new certificate or certificates in exchange therefor representing in the aggregate the number of shares of Series A-1 Preferred Stock and Series A-2 Preferred Stock represented by the surrendered certificate.  Each such new certificate will be registered in such name and will represent such number of shares of Series A-1 Preferred Stock or Series A-2 Preferred Stock as is requested by the holder of the surrendered certificate and will be substantially identical in form to the surrendered certificate.

(2)           Replacement.  Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered holder will be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing one or more shares of Series A-1 Preferred Stock or Series A-2 Preferred Stock, and in the case of any such loss, theft or destruction, upon receipt of an indemnity reasonably satisfactory to the Corporation (provided that if the holder is an institutional investor, its own agreement will be satisfactory), or, in the case of any such mutilation upon surrender of such certificate, the Corporation shall cancel, or cause to be cancelled, on its books such lost, stolen, destroyed or mutilated certificate and shall (at the Corporation's expense) issue and deliver, or cause to be issued and delivered, in lieu of such certificate a new certificate of like kind representing the number of shares of Series A-1 Preferred Stock or Series A-2 Preferred Stock represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate.

(3)           Notices, Consents, Etc.  Except as otherwise set forth herein, any notices, consents or other communications required to be sent or given hereunder shall in every case be in writing and shall be deemed properly served if (a) delivered personally, (b) sent by first class, registered or certified mail, in all such cases with postage prepaid, or (c) delivered by a recognized overnight courier service to (x) the Corporation at its principal office and (y) any stockholder (and its legal counsel) at the addresses on record for such stockholder at the Corporation (unless otherwise indicated in writing by any such holder).  The date of service of such notice shall be (i) the date such notice is personally delivered, (ii) five (5) days after the date of mailing if sent by domestic first class, certified or registered mail, (iii) ten (10) days after the date of mailing if sent by international first class, certified or registered mail and (iv) one (1) business day after date of delivery to the overnight courier if sent by overnight courier.

[Signature Page Follows]

IN WITNESS WHEREOF, Desert Hawk Gold Corp. has caused this Certificate to be signed by Richard Havenstrite, its President, and attested by Robert E. Jorgensen, its Secretary, this 3rd  day of May, 2011.

DESERT HAWK GOLD CORP.

By:	/s/ Richard Havenstrite
Name: Richard Havenstrite
Title: President

Attest:

By:	/s/ Robert E. Jorgensen
Name: Robert E. Jorgensen
Title: Secretary

[Signature Page to Certificate of Designations]